Exhibit 8.2


JUDITH L. KEISER
Admitted in Florida and New York



                                October 28, 1998


World Omni Lease Securitization L.P.,                  Auto Lease Finance, L.P.,
  Limited Partnership                                  Limited Partnership
6150 Omni Park Drive                                   6150 Omni Park Drive
Mobile, Alabama 36609                                  Mobile, Alabama 36609



World Omni LT, an Alabama Trust
6150 Omni Park Drive
Mobile, Alabama 36609


           RE: World Omni 1998-A
               Automobile Lease Securitization Trust
               -------------------------------------

Ladies and Gentlemen:

         We have acted as special Florida tax counsel for: World Omni Financial Corp., a Florida corporation ("WOFCO"); World Omni Lease Securitization L.P., Limited Partnership, a Delaware limited partnership ("WOLS LP" or "Transferor"); World Omni Lease Securitization, LLC, a Delaware limited liability company ("WOLS LLC"); Auto Lease Finance, LLC, a Delaware limited liability company ("ALF LLC"); Auto Lease Finance L.P., Limited Partnership, a Delaware limited partnership ("ALP LP"); World Omni LT, an Alabama trust (the "Origination Trust"); and World Omni 1998-A Automobile Lease Securitization Trust, a Delaware business trust (the "Trust") (WOFCO, Transferor, WOLS LLC, ALF LLC, ALF LP, the Origination Trust and the Trust are referred to collectively as the "Clients") in connection with certain matters of Florida law arising in connection with the offering by Transferor of: (a) $__________ principal amount of Floating Rate Automobile Lease Asset Backed Notes, Class A-1; $___________ principal amount of Floating Rate Automobile Lease Asset Backed Notes, Class A-2; $__________ principal amount of Floating Rate Automobile Lease Asset Backed Notes, Class A-3; and $______________ principal amount of Floating Rate Automobile Lease Asset Backed Notes, Class A-4 (collectively, the "Class A Notes"); and (B) $_______ principal amount of ____% Automobile Lease Asset Backed Notes, Class B (the "Class B Notes", and together with the Class A Notes,

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World Omni Lease Securitization, L.P.
Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 2

the "Notes"), to be issued pursuant to an Indenture, date __________, 1998 (the "Indenture"), between PNC Bank, Delaware, a Delaware banking corporation ("PNC Bank") as Owner Trustee on behalf of the Trust (the "Owner Trustee") and The Bank of New York, a New York banking association ("BONY") as Indenture Trustee (the "Indenture Trustee"). The Trust will be formed pursuant to a Securitization Trust Agreement dated as of [_______], 1998 (the "Securitization Trust Agreement") among Transferor, the Owner Trustee, and the Indenture Trustee. Simultaneously with the issuance of the Notes, pursuant to the Securitization Trust Agreement, the Trust will issue a certificate representing the interest in the Trust not evidenced by the Notes (the "Transferor Certificate" and together with the Notes, the "Securities").

         This Opinion is solely for the benefit of and may be relied upon only by you in connection with the transactions contemplated by the Indenture and the Securitization Trust Agreement.

         This Opinion may not be relied upon by, nor may copies be delivered to, any other Person or used for any other purpose without our prior written consent except as required by any bank regulatory agency.

         Capitalized terms for which meanings are provided in the Indenture or the Securitization Trust Agreement, unless otherwise defined herein, are used herein with such meanings. The term "Florida Contract" shall refer to any of the Contracts, in the forms attached hereto as Exhibit A, entered into on or after October 1, 1995, in the State of Florida, and governed by the laws of the State of Florida. All references in this Opinion to Florida Statutes ("F.S.") shall refer to F.S. 1997 and the Laws of 1998 in effect as of the date hereof. As used in this Opinion, the phrase "to our knowledge" shall mean to the actual knowledge and conscious attention of the attorneys of this firm who are materially involved in this matter, without any further independent investigation of any kind except as set forth herein.

         We are members of the Bar of the State of Florida and do not express any opinion with respect to the applicability of the laws of any jurisdiction other than the State of Florida. We do not express any opinion with respect to the application or applicability of:

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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
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(a)  the securities laws, the tax laws, and the regulations of Florida (or any other state) and the federal government (except as provided in numbered paragraphs 1 and 2 of this Opinion):

(b) laws or regulations relating to commodity and other futures indices and other similar instruments;

(c)  pension and employee benefit laws and regulations;

(d)  state or federal antitrust and unfair competition laws and regulations;

(e) state or federal laws and regulations concerning filing and notice requirements;

(f)  fraudulent transfer and fraudulent conveyance laws; or

(g)  other federal laws,

to the transactions contemplated by the Reviewed Documents (as hereinafter defined) (the "Transactions").

              DOCUMENTS REVIEWED: INVESTIGATIONS; AND ASSUMPTIONS
              ---------------------------------------------------

         In connection with this Opinion, we have examined copies of the following documents (the "Reviewed Documents"):

(a) the Securitization Trust Agreement, the Indenture and the other Transaction Documents;

(b) the Underwriting Agreement dated November __, 1998 (the "Underwriting Agreement"), among Transferor, ALF LP, WOFCO, and the Underwriters;

(c) the registration statement on Form S-1 (No. 333-63367) filed by Transferor with the Securities and Exchange Commission (the "Commission") on September 14, 1998 pursuant to the Securities Act of 1933, as amended (the "Act"), as amended by Amendment No. 1 thereto filed with the Commission on _________, 1998 (the registration statement in the amended form in which it became effective on ____________, 1998 and the related prospectus

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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
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     contained therein, the "Registration Statement" and the "Prospectus");
     and

(d) the Florida Contracts.

         In addition to the Reviewed Documents, we have reviewed originals or copies certified or authenticated to our satisfaction of all such corporate records, agreements, instruments and documents of the Clients, certificates of public officials, any certificates provided to us by the officers of any of the Clients (the "Officer's Certificates"), and other certificates and opinions, and have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the capacity of natural persons, the genuineness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals from which any such copies were made, none of which assumptions have we independently confirmed.

         We have assumed without further investigation that all Officer's Certificates (which expressly permit our reliance on such certificates) and other information and documentation provided to us by any of the Clients are true, complete and not misleading and that all statements and assumptions of fact set forth therein and herein are and will remain true and valid. Each assumption specifically described in this Opinion is made with your express consent and approval. However, with respect to the assumptions we have made and as to our reliance upon such matters of fact and information, to our knowledge, there is no information that conflicts with such assumptions or that would make such reliance unwarranted.

         This Opinion is given as of the date hereof, and we expressly disclaim any obligation to update this Opinion or to give notice to any Reliance Party or any third party of any future changes in facts or law, including changes that might affect the opinions set forth herein.

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World Omni Lease Securitization, L.P.
Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 5

                                    OPINIONS
                                    --------

         Based on the foregoing, it is our opinion that 1/:

         1. The Notes as Debt; Classification as a Partnership

         (a) Based upon the assumptions, authorities and reasoning set forth below, upon their issuance in accordance with the Reviewed Documents the Class A Notes and the Class B Notes will represent debt (i.e., will be treated as indebtedness) under Florida law.

         Florida law references standard accepted definitions and sources in defining the term "debt." For example, in Holman et al. v. Hollis, 94 Fla. 614
(1927), the court stated that the accepted definition of "debt" is: "That which is due from one person to another, whether money, goods, or services; that which one person is bound to pay to another; a thing owed." Similarly, In Turner v. Gruver, 168 So.2d 192 (Fla. 3rd DCA 1964), after citing Holman with approval, the court cited Black's Law Dictionary for the proposition that a debt is: "....
an obligation to pay a sum certain; or a sum which may be ascertained by simple mathematical calculation from known facts, regardless of whether the liability arises by contract or by operation of law." See, also, Waters' Dictionary of Florida Law. The Notes will represent debt under all such definitions and, accordingly, the Notes will represent debt under Florida law generally.

         Cadwalder, Wickersham & Taft, special federal income tax counsel to WOLS LP has opined and, with the consent of the Reliance Parties, we have assumed, that the Class A Notes and the Class B Notes will represent debt rather than equity for federal income tax purposes, and we know of no reason why we should not so assume. Accordingly, because Florida income tax law utilizes federal definitions and concepts, the Class A Notes and the Class B Notes will represent debt rather than equity for Florida

-----------------

1/ In rendering this opinion as of the date hereof, we are assuming that the Transactions will occur as set forth in the versions of the Transaction Documents (as defined in the Securitization Trust Agreement) which have been delivered to us as of the date hereof, and that the facts and circumstances known to us concerning the Transactions and the parties thereto will be the same as of the date the Transactions occur as known by us to exist as of the date hereof.

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World Omni Lease Securitization, L.P.
Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 6

income tax purposes. Moreover, because the factors utilized in distinguishing debt from equity for federal income tax purposes are well developed and based upon standard, accepted criteria, the Class A Notes and the Class B Notes will represent debt, rather than equity for purposes of Florida law generally.

         In addition to generally defining the term "debt", Florida law also uses it in several specific contexts, none of which is inconsistent with finding that the Notes represent debt for purposes of Florida law. For example, it is clear that the Notes will represent debt for purposes of the Florida Statutes governing attachment and garnishment. Similarly, it is clear that the Notes will represent debt for purposes of the Florida Statutes governing fraudulent conveyances.

         A debt is distinguished from an advancement in that a debt is founded on a valuable consideration, entails the obligation of repayment, and confers on the creditor the right to enforce it in the courts. See 17 Fla. Jur. 2d, Decedents' Property, Section 92, citing 3 Am. Jur. 2d, Advancements, Section 2. It is clear that the Notes will be based upon valuable consideration, compel repayment and permit enforcement in a Florida court.

         In distinguishing a debt from a trust, it has been held that the matter depends upon the manifested intention of the parties, and that, if it is intended that the person receiving money shall have unrestricted use thereof, being liable to pay a similar amount with or without interest, a debt is created. Bankers Life & Causalty Co. v. Gaines Constr. Co., 199 So.2d 482
(Fla. 3rd DCA 1967). It is manifestly clear on the face of the Reviewed Documents that the Transactions contemplate the creation of a debtor-creditor relationship between the Issuer and the holders of the Notes.

         In light of the foregoing, and because the Notes will represent unconditional promises to pay sums certain plus interest on definitely ascertainable dates, it is our opinion that the Class A Notes and the Class B Notes will represent debt (i.e., will be treated as indebtedness) for purposes of Florida law.

         (b) Based on the opinion set forth in subsection (a) above, and based on the principle that Florida tax law utilizes federal tax law definitions and concepts, we are

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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 7

further of the opinion that the Trust will not be classified as an association or publicly traded partnership taxable as a corporation under Florida law.

         2. Florida Loan Rule

         Although the matter is not free from doubt, and assuming that the Notes are deemed to be debt pursuant to numbered paragraph 1 herein, if the matter were properly presented to a Florida court having jurisdiction, and assuming interpretation of relevant law on a basis consistent with existing authority, such Florida court would hold that Florida Administrative Code Section 12C-1.011(1)(s) (the "Loan Rule") will not be applied so as to subject the holders of Notes, which holders are financial organizations with absolutely no other Florida contacts 2/, to Florida income or franchise taxation solely as a result of an investment in the Notes.

         The Loan Rule provides that a financial organization is subject to Florida income or franchise taxation if it earns or receives interest from loans secured by real or tangible property located in Florida, even if it has no other Florida contacts. Section 220.15(6), F.S., defines the term "financial organization" to include any bank, trust company, savings bank, industrial bank, land bank, safe deposit company, private banker, savings and loan association, credit union, cooperative bank, small loan company, sales finance company and investment company.

         A threshold issue is the meaning of the term "loans" under the Loan Rule. In this regard, some guidance is provided in TAA 90(M)-005 (December 12, 1990).3/ At issue there was a Massachusetts investment company, which was to invest in a portfolio of tax-exempt municipal securities of Florida issuers, including the State, counties, municipalities


-----------------
2/ Other Florida contacts, which might require a different opinion than the one given herein, might include the purchase of any other asset-backed security from a Florida issuer, or the making of any secured loan in Florida, or other minimal contacts, such as sending into Florida any employee, agent or contractor, or having any affiliate in Florida. No opinion is given herein as to such circumstances.

3/ A Technical Assistance Advisement or TAA is a particular response by the Florida Department of Revenue to an inquiry made by a particular taxpayer, and generally may not be relied upon by any other taxpayer. However, the reasoning of a particular TAA may be instructive.

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World Omni Lease Securitization, L.P.
Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
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and political subdivisions, agencies and instrumentalities of the State of
Florida. It was found that, under the scenario described, the company would not be subject to Florida income taxation. It also was noted that, should the company obtain any loans secured by real or tangible property located in Florida, the company would become subject to Florida income tax.

         The class of securities described in the TAA includes some that might be secured by real or tangible property located in Florida, such as industrial development bonds. Thus, the TAA suggests a distinction between bonds or other debt securities, which should not be subject to the Loan Rule, and loans arising out of more traditional commercial settings, which would be subject to the Loan Rule.

         Such a distinction was further suggested by TAA 93(M)-003 (April 2, 1993). At issue there was a Massachusetts Business Trust, which included a fund invested in tax-exempt municipal securities of Florida issuers. The TAA noted that the Fund would become subject to Florida income taxation if the Fund held loans secured by mortgages, deeds of trust, or other liens upon real or tangible personal property located in Florida. However, the TAA then noted that:
"Investment in Florida Bonds, including general obligation bonds ('GOs'), revenue bonds ('RBs'), and industrial revenue bonds ('IRBs') will not in itself subject the Fund to Florida Income tax. While these bonds may be secured, the investment in these publicly traded bonds is to be distinguished from a private loan secured by a mortgage, deed of trust, or other lien upon real or tangible personal property located within Florida."

         A similar distinction, one between bonds and notes arising in traditional commercial transactions, has been made under Rev. Rul. 79-251. 1979-2 Cum. Bull. 271. The Ruling considered a taxpayer, which purchased mortgage-backed, pass-through trust certificates, and which would have been subject to tax if it were deemed to be receiving interest from mortgage notes. However, the Ruling determined that, in part because the certificates were freely transferable, the certificates were bonds rather than notes; the taxpayer was


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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
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not subject to federal income tax, because it was receiving interest on a bond rather than interest on the underlying mortgage notes.4/

         A similar distinction has been made under the federal and Florida securities laws. Although the applicable statutes treat notes as securities, applicable case law has created a distinction between securities and certain notes arising in traditional commercial settings. See Reves v. Ernst & Young, 110 S.Ct. 945 (1990); Chemical Bank v. Arthur Andersen & Co., 726 F.2d 930 at 939 (CA2 1984); Hunssinger v. Rockford Business Credits, Inc., 745 F.2d 484, 488 (CA7 1984); Exchange Nat'l Bank of Chicago v. Touche Ross & Co., 544 F.2d 1126, 1137 (CA2 1976); Juanita McClure v. First National Bank of Lubbock, Texas, 497 F.2d 490, 492-494 (1974); and State v. Fried, 357 So.2d 211 (1978). In our
opinion the Notes would be treated as a security rather than a mere note under the federal and Florida securities laws.

         Although the TAA and the Loan Rule might be interpreted differently, the most rational and compelling interpretation is that which differentiates between obligations evidenced by bonds or other debt instruments, defined as "securities" under federal and Florida securities laws, which should be subject to the Loan Rule, and loans arising in more traditional commercial settings, which might be subject to the Loan Rule. Moreover, such a distinction would likely provide a basis for preserving the Loan Rule from invalidation on constitutional grounds, discussed below.

         The Loan Rule is subject to constitutional attack both under the Due Process Clause of the Fourteenth Amendment to the U.S. Constitution and under the Commerce Clause (Article I, sec. 8, cl. 3 of the U.S. Constitution). Both the Due Process and the Commerce Clauses require that there be some connection or "nexus" between a state and a person sought to be taxed by the state, and both of those nexus requirements were recently reviewed by the U.S. Supreme Court in Quill Corporation v. North Dakota, 112 S.Ct. 1904 (1992).


----------------
4/ Also of note is the fact that the Ruling dealt with a pass-through, "grantor" trust. Although each beneficiary of a grantor trust generally is "treated as the owner" of a portion of the trust, the Ruling did not extend the legal "fiction" so as to treat the taxpayer as the owner of and the recipient of interest on any of the underlying mortgage (the trust assets).

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World Omni Lease Securitization, L.P.
Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 10

         The nexus requirement under the Due Process Clause is the more easily met of the two nexus requirements. Generally, it will be met if a person purposefully directs its activities towards the residents of a state, so as to establish some definite link or minimum connection with the state, such that the person has fair warning that it may be subject to the jurisdiction of the state and such that requiring the person to defend a suit in the state would be reasonable and would not offend traditional notions of fair play and substantial justice. See Quill, at pages 1909 through 1911, and the cases therein cited.

         It seems questionable to suggest that a single purchase of a single security in a nationally marketed public offering (or in a private offering derivative to such nationally distributed public offering) constitutes purposeful direction of one's activities toward Florida residents, or otherwise establishes a definite link or minimal connection with the State of Florida, so as to give one fair warning and cause it to be reasonable and inoffensive to require one to defend a suit in the State of Florida.

         While the Due Process Clause focuses on concerns over fundamental fairness, the Commerce Clause is concerned with the effects of state regulation on the national economy. Accordingly, the nexus requirement under the Commerce Clause is different from and more stringent than the nexus requirement under the Due Process Clause. Under the Commerce Clause, there must, among other things, be a "substantial nexus" between the person and the state and a tax must be "fairly related" to services provided by the state. See Quill, at pages 1911 et seq., and the cases there cited, including Complete Auto Transit, Inc. v. Brady, 430 U.S. 274 (1977).

         At Issue in Quill was a North Dakota law which on its face imposed a use tax collection duty on every vendor who advertised in North Dakota three times in a single year. The Supreme Court stated that the North Dakota law illustrated well how a state tax might unduly burden interstate commerce. See Quill, at footnote 6, and accompanying text.

         The Loan Rule is subject to the same objections as the North Dakota law found to be unconstitutional in Quill. The Supreme Court found it unreasonably burdensome that the North Dakota law required only three contacts per year. On its face, the Loan Rule requires only one contact with Florida at any time. The Supreme Court found it

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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
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unreasonably burdensome that the North Dakota law might subject a person to similar laws in multiple jurisdictions, thus leading to a plethora of filing requirements. The same is true of the Loan Rule. Moreover, it is also true that Loan Rule presents the very rule possibility of a person being subjected to multiple taxation. In addition, without diminishing the significance of the interests which the Supreme Court protected in Quill, we note that the free flow of credit and free access to sources of credit are of particular and vital importance to interstate commerce and the national economy. The Loan Rule might strangle that flow by making it more difficult, more expensive or, in some cases, perhaps even impossible to access national or regional credit markets through public offerings of securities or through nationally or regionally marketed private placements of securities.5/

         The dubious constitutional status of the Loan Rule is exacerbated by its uncertain scope and its uncertain statutory underpinning.6/ For example, although it may be argued that the concept of "doing business" in Florida, for purposes of the Florida income and franchise tax, need not be entirely the same as the concept of "transacting business" in Florida, for purposes of the Florida intangible tax, it is nevertheless of note that Section 199.175(b)3, F.S., an intangible tax statute, provides that the "ownership of any interest in a participation or syndication loan or pool of loans, notes, or receivables shall not be sufficient to support a finding that the owner of such interest is transacting business" in Florida.

         Under the circumstances, a Florida court should determine that it is entitled to the benefit of clear and reasonable statute, rather than vague and questionable administrative pronouncement, and should refuse to enforce the Loan Rule pending some specific action on the part of the Florida legislature.


-----------------
5/ The Loan Rule also might fall under the Commerce Clause by causing the tax to be "discriminatory" against interstate commerce because it is not "fairly apportioned." For example, on its face, the Loan Rule might cause all of the income from a loan to be apportioned to Florida, even if only a very small part of the security for the loan consists of Florida real or tangible property.

6/ It is true that Section 220.15. F.S. includes somewhat similar provisions relating to financial organizations. However, it is an apportionment statute, which presupposes that the financial organizations are subject to tax. It does not address the nexus issue. It is interesting to note, however, that its provisions include some which are at lease partially consistent with those of the intangible tax statute discussed in the text following this footnote.

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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 12

         Further, even if the Notes were deemed to be loans for purposes of the Loan Rule, and even if the Loan Rule were upheld on constitutional grounds, the Notes should not be taxable under the Loan Rule since the Notes are not secured directly by real or tangible personal property located in Florida. The holders of the Notes merely have benefical interest in the Trust which in turn has a beneficial interest in the Origination Trust. Consequently, the corpus of the Origination Trust does contain vehicles, some of which are located in Florida, the Notes are not directly secured by those vehicles.

         Our opinions in this numbered paragraph 2 are limited to the possible subjugation of the holders of Notes, which holders are financial organizations with no other Florida contacts, to Florida income or franchise taxation solely as a result of their investment in the Notes. The opinions in this numbered paragraph 2 do not purport to deal with any other aspect of the Florida tax laws, do not address the tax consequences to any other natural or other person or persons, and do not address any federal tax consequences, any other state tax consequences or any local tax consequences.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the headings "Legal Matters" and "Material Income Tax Considerations -- Florida Income Taxation" in the Prospectus constituting part of the Registration Statement.


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Auto Lease Finance, L.P.
World Omni LT
October 28, 1998
Page 13

         The opinions expressed herein are limited to the matters expressly set forth herein, and no opinion is to be inferred or implied beyond the matters so stated. Captions used in this Opinion are for convenience only, and should not be regarded as having any independent meaning. The foregoing Opinion is expressly subject to there being no material change in the law after the date hereof.




                                Very truly yours,

                                            ENGLISH, McCAUGHAN & O'BRYAN, P.A.


                                            By: /s/ Judith L. Keiser
                                               --------------------------------
                                               Judith L. Keiser, Vice President